Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ZOOM VIDEO COMMUNICATIONS, INC.

Zoom Video Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

The name of the Corporation is Zoom Video Communications, Inc. The Corporation was originally incorporated under the name “Saasbee, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 2011. A Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 27, 2012. A Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed on May 1, 2012. An Amended and Restated Certificate of Incorporation was filed on December 18, 2012. A Second Amended and Restated Certificate of Incorporation was filed on August 15, 2013. A Third Amended and Restated Certificate of Incorporation was filed on December 22, 2014. A Fourth Amended and Restated Certificate of Incorporation was filed on November 30, 2016. A Fifth Amended and Restated Certificate of Incorporation was filed on January 3, 2018.

This Sixth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Zoom Video Communications, Inc. has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by Eric S. Yuan, a duly authorized officer of the Corporation, on November 13, 2018.

/s/ Eric S. Yuan
Eric S. Yuan,
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Zoom Video Communications, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

1.    Reclassification. Immediately upon the filing of this Sixth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each then outstanding share of the Corporation’s Common Stock or held by the Corporation as treasury stock shall be reclassified as, and become, one (1) share of Class B Common Stock, as such term is defined below (“Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation. All share and per share amounts set forth in this Sixth Amended and Restated Certificate of Incorporation have been revised to reflect the Reclassification.

2.    Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 778,104,540, consisting of 320,000,000 shares of Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”), 300,000,000 shares of Class B Common Stock, $0.001 par value per share (the “Class B Common Stock”), and 158,104,540 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 67,083,500 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 25,857,784 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 34,363,256 shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 30,800,000 shares.

ARTICLE V

The terms and provisions of the Class A Common Stock, Class B Common Stock and Preferred Stock are as follows:

1.    Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a)    “Board” shall mean the Board of Directors of the Corporation.

(b)    “Cause” shall mean (i) the Founder’s unauthorized use or disclosure of the Corporation’s confidential information or trade secrets, which use or disclosure causes material harm to the Corporation, (ii) the Founder’s material breach of any agreement between the Founder and the Corporation, (iii) the Founder’s material failure to comply with the Corporation’s written policies or rules, (iv) the Founder’s conviction of, or his plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) the Founder’s gross negligence or willful misconduct, (vi) the Founder’s willful and continuing failure to perform assigned duties after receiving written notification of the failure from the Board, or (vii) the Founder’s failure to cooperate in good faith with a governmental or internal investigation of the Corporation or its directors, officers or employees, if the Corporation has requested Founder’s cooperation.

(c)    “Conversion Price” shall mean (i) $0.15 per share for the Series A Preferred Stock (ii) $0.251375 per share for the Series B Preferred Stock, (iii) $0.873025 per share for the Series C Preferred Stock, and (iv) $3.741525 per share for the Series D Preferred Stock (each as subject to adjustment from time to time for any applicable Recapitalizations and as otherwise set forth elsewhere herein).

(d)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Class A Common Stock or Class B Common Stock.

(e)    “Corporation” shall mean Zoom Video Communications, Inc.

(f)    “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Class A Common Stock or Class B Common Stock payable in Class A Common Stock or Class B Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Class A Common Stock or Class B Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at cost upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Class A Common Stock or Class B Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right that are approved by the Board (including the approval of the Series C Director), and (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder that are approved by the Board (including the approval of the Series C Director).

(g)    “Dividend Rate” shall mean for each series of the Preferred Stock, an annual rate of six percent (6%) of the Original Issue Price of such series of the Preferred Stock (subject to adjustment from time to time for any applicable Recapitalizations as set forth elsewhere herein).

(h)    “Family Member” means an individual’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such individual.

(i)    “Founder” means Eric S. Yuan, an individual.

(j)    “Incapacity” means, with respect to an individual, that such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(k)    “Liquidation Preference” shall mean (i) $0.15 per share for the Series A Preferred Stock (ii) $0.251375 per share for the Series B Preferred Stock, (iii) $0.873025 per share for the Series C Preferred Stock, and (iv) $3.741525 per share for the Series D Preferred Stock (each as subject to adjustment from time to time for any applicable Recapitalizations as set forth elsewhere herein).

(l)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or Convertible Securities.

(m)    “Original Issue Date” shall mean the date upon which any shares of the Series D Preferred Stock were first issued.

(n)    “Original Issue Price” shall mean (i) $0.15 per share for the Series A Preferred Stock (ii) $0.251375 per share for the Series B Preferred Stock, (iii) $0.873025 per share for the Series C Preferred Stock, and (iv) $3.741525 per share for the Series D Preferred Stock, in each case subject to adjustment from time to time for any applicable Recapitalizations as set forth elsewhere herein.

(o)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock that satisfies the following requirements:

(i)    by a Qualified Stockholder to (A) any Permitted Entity of such Qualified Stockholder, (B) such Qualified Stockholder’s Family Members or to a trust or trusts or other estate planning vehicle for the benefit of such Qualified Stockholder’s Family Members, in each case so long as such Qualified Stockholder continues to exercise Voting Control over such Transferred shares, or (C) to Founder; or

(ii)    by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or (B) any other Permitted Entity of such Qualified Stockholder.

(p)    “Permitted Entity” shall mean with respect to a Qualified Stockholder (i) a Permitted Trust (as defined below) solely for the benefit of (A) such Qualified Stockholder and/or (B) any other Permitted Entity of such Qualified Stockholder, or (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Stockholder and/or (B) any other Permitted Entity of such Qualified Stockholder.

(q)    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(r)    “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder or (ii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(s)    “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock.

(t)    “Qualified IPO” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (or a registration statement under similar securities laws of any foreign jurisdiction, to the extent applicable) in connection with an offering of securities on the New York Stock Exchange, NASDAQ Global Market, or other nationally or internationally-recognized securities exchange as approved by the Board resulting in at least $75,000,000 of proceeds to the Corporation (net of underwriting discounts and commissions) at a fully-diluted pre-offering valuation of the Corporation of no less than $1,000,000,000.

(u)    “Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately following the Effective Time; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by this Corporation pursuant to the exercise or conversion of Options or settlement of convertible securities; (iii) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any Options or convertible into or any convertible securities that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; or (iv) a Permitted Transferee.

(v)    “Recapitalization” shall mean, as to any series or class of stock, any stock dividend, stock split, combination of shares, or similar recapitalization with respect to such series or class of stock that is effected after the Original Issue Date.

(w)    “Rights” shall mean any option, warrant, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

(x)    “Transfer” shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(i)    the granting of a revocable proxy to officers or directors of the Corporation with the approval and at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of this Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii)    in connection with a Liquidation Event that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board; or

(iv)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”;

provided, however, that a “Transfer” shall be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (y) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (z) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(y)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2.    Dividends.

(a)    Preferred Stock. In any calendar year, the holders of each series of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Class A Common Stock or Class B Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Class A Common Stock or Class B Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

(b)    Participation Rights. If, after dividends in the full preferential amounts specified in Section 2(a) for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefore in that calendar year, then such additional dividends shall be declared pro rata on the Class A Common Stock, Class B Common Stock and the Preferred Stock according to the number of shares of Class A Common Stock and Class B Common Stock held by such holders, with the shares of each series of Preferred Stock being treated for this purpose as if they had been converted to shares of Class B Common Stock at the then applicable Conversion Rate.

(c)    Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board, including the approval of a majority of the Series B, C, D Directors (as defined below).

(d)    Consent to Certain Distributions. In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Class A Common Stock or Class B Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Class A Common Stock or Class B Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right that are approved by the Board (including the approval of a majority of the Series B, C, D Directors), or (iii) repurchases of Class A Common Stock, Class B Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder that are approved by the Board (including the approval of a majority of the Series B, C, D Directors).

(e)    Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3.    Liquidation Rights.

(a)    Liquidation Preference.

(i)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, including any Liquidation Event (as defined below), (i) the holders of shares of the Series B Preferred Stock, the holders of shares of the Series C Preferred Stock and the holders of shares of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock or the holders of Class A Common Stock or Class B Common Stock, an amount for each share of the Preferred Stock held by them equal to the greater of (x) the Liquidation Preference for the shares of such series of Preferred Stock (as adjusted for any applicable Recapitalization) plus all declared but unpaid dividends (if any) on such share of Preferred Stock, or (y) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up; and (ii) in the event that the assets legally available for distribution are insufficient to pay the holders of shares of the Series B Preferred Stock, the holders of shares of the Series C Preferred Stock and the holders of shares of the Series D Preferred Stock the amount to which they shall be entitled under this Subsection 3(a)(i) in full, then the full amount legally available for distribution to the holders of shares of the Series B Preferred Stock, the holders of shares of the Series C Preferred Stock and the holders of shares of the Series D Preferred Stock shall be distributed among them on a pro rata basis according to the respective amounts which would otherwise be payable upon such distribution if all amounts payable with respect to such shares were paid in full.

(ii)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, including any Liquidation Event (as defined below), (i) the holders of the Series A Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation legally available after the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock have been paid or set aside pursuant to Section 3(a)(i), an amount for each share of the Series A Preferred Stock held by them equal to the greater of (x) the Liquidation Preference for the shares of the Series A Preferred Stock (as adjusted for any applicable Recapitalization) plus all declared but unpaid dividends (if any) on such shares of the Series A Preferred Stock, or (y) such amount per share as would have been payable had all shares of the Series A Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up; and (ii) in the event that the assets legally available for distribution are insufficient to pay the holders of shares of the Series A Preferred Stock the amount to which they shall be entitled under this Subsection 3(a)(ii) in full in full, then the full amount legally available for distribution to the holders of the Series A Preferred Stock shall be distributed among them on a pro rata basis according to the numbers of shares of Series A Preferred Stock held by them.

(b)    Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock, the holders of the Class A Common Stock and the holders of Class B Common Stock in proportion to the number of shares of Class A Common Stock or Class B Common Stock held by them, with the shares of each series of Preferred Stock being treated for this purpose as if they have been converted to shares of Class B Common Stock at the then applicable Conversion Rate.

(c)    Shares not Treated as Preferred Stock, Class A Common Stock and Class B Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Class A Common Stock or Class B Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Class A Common Stock or Class B Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d)    Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders immediately prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any transaction or series of related transactions referenced in Sections 3(d)(i) or (ii), each a “Liquidation Event”). The treatment of any transaction or series of related transactions as a Liquidation Event may be waived by the consent or vote of a majority of the outstanding shares of each series of Preferred Stock, each voting as a separate class.

(e)    Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)    if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii)    if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Subsection 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

Notwithstanding the foregoing, the foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such transaction or series of related transactions by the stockholders under the General Corporation Law and Section 7 below, be superseded by the determination of such value set forth in the definitive agreements governing such transaction or series of related transactions.

4.    Conversion. The holders of the Preferred Stock and Class B Common Stock shall have conversion rights as follows:

(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Class B Common Stock (or Class A Common Stock, from and after any automatic conversion of all outstanding shares of Class B Common Stock into Class A Common Stock pursuant to Section 4(m) below) determined by dividing the applicable Original Issue Price for the relevant series by the applicable Conversion Price for such series. (The number of shares of Class B Common Stock (or Class A Common Stock, as applicable) into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Class B Common Stock (or Class A Common Stock, from and after any automatic conversion of all outstanding shares of Class B Common Stock into Class A Common Stock pursuant to Section 4(m) below) at the then effective Conversion Rate for such share (i) immediately prior to the closing of a Qualified IPO; or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of each of (a) a majority of the Series A Preferred Stock then outstanding, (b) a majority of the Series B Preferred Stock then outstanding, (c) a majority of the Series C Preferred Stock then outstanding, and (d) a majority of the Series D Preferred Stock then outstanding or, if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)    Mechanics of Conversion. No fractional shares of Class B Common Stock (or Class A Common Stock, as applicable) shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Class B Common Stock (or Class A Common Stock, as applicable) as determined by the Board. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Class B Common Stock (or Class A Common Stock, as applicable) shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Class B Common Stock (or Class A Common Stock, as applicable), and, in the case of shares represented by a certificate, to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor (if such shares are certificated), duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates (if such shares are certificated) have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares (if such shares are certificated) are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock (or Class A Common Stock, as applicable) issuable upon such Automatic Conversion Event in the case of uncertificated shares or, in the case of certificated shares, unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Class B Common Stock (or Class A Common Stock, as applicable) issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock (if such shares are certificated) shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Class B Common Stock (or Class A Common Stock, as applicable) (if such shares are certificated) shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, in the case of certificated shares, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Class B Common Stock (or Class A Common Stock, as applicable) to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class B Common Stock (or Class A Common Stock, as applicable), plus any declared and unpaid dividends on the converted Preferred Stock. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, in the case of uncertificated shares, register in book entry form the number of shares of Class B Common Stock (or Class A Common Stock, as applicable) to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class B Common Stock (or Class A Common Stock, as applicable), plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock (or Class A Common Stock, as applicable) issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock (or Class A Common Stock, as applicable) on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Class B Common Stock (or Class A Common Stock, as applicable) issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)    Adjustments to Conversion Price for Diluting Issues.

(i)    Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Class A Common Stock or Class B Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than issuances or deemed issuances of:

(1)    shares of Class A Common Stock or Class B Common Stock upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock;

(2)    shares of Class A Common Stock or Class B Common Stock and Options, or other rights to purchase Class A Common Stock or Class B Common Stock issued or issuable to employees, officers or directors of or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board, including the approval of a majority of the Series B, C, D Directors;

(3)    shares of Class A Common Stock or Class B Common Stock upon the exercise or conversion of Options or Convertible Securities outstanding as of the Original Issue Date;

(4)    shares of Class A Common Stock or Class B Common Stock issuable or issued as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(5)    shares of Class A Common Stock or Class B Common Stock issuable or issued in a registered public offering under the Securities Act pursuant to which all shares of Preferred Stock have converted into Class A Common Stock or Class B Common Stock;

(6)    shares of Class A Common Stock or Class B Common Stock issuable or issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board, including the approval of a majority of the Series B, C, D Directors;

(7)    shares of Class A Common Stock or Class B Common Stock issuable or issued to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the Board, including the approval of a majority of the Series B, C, D Directors;

(8)    shares of Class A Common Stock or Class B Common Stock issuable or issued in connection with any settlement of any action, suit, proceeding or litigation approved by the Board, including the approval of a majority of the Series B, C, D Directors;

(9)    shares of Class A Common Stock or Class B Common Stock issuable or issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board, including the approval of a majority of the Series B, C, D Directors; and

(10)    shares of Class A Common Stock or Class B Common Stock or Preferred Stock issuable or issued with the affirmative vote from the holders of a majority of each series of Preferred Stock, each voting as a separate class.

(ii)    No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of and immediately prior to such issue, for such series of Preferred Stock.

(iii)    Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Class A Common Stock or Class B Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)    no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Class A Common Stock or Class B Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Class A Common Stock or Class B Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)    no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(A)    in the case of Convertible Securities or Options for Class A Common Stock or Class B Common Stock, the only Additional Shares of Common issued were the shares of Class A Common Stock or Class B Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Class A Common Stock or Class B Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Class A Common Stock or Class B Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.001 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Class A Common Stock or Class B Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)    Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)    Cash and Property. Such consideration shall:

(A)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(B)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board, including a majority of the Preferred Directors; and

(C)    in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board.

(2)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(x)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)    the maximum number of shares of Class A Common Stock or Class B Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)    Adjustments for Subdivisions or Combinations of Class A Common Stock or Class B Common Stock. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Class A Common Stock or Class B Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Class A Common Stock or Class B Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)    Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Class B Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Class B Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Class B Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j)    Notices of Record Date. In the event that the Corporation shall propose at any time:

(i)    to declare any Distribution upon its Class A Common Stock or Class B Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)    to effect any reclassification or recapitalization of its Class A Common Stock or Class B Common Stock outstanding involving a change in the Class A Common Stock or Class B Common Stock; or

(iii)    to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Class A Common Stock or Class B Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(k)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or Class B Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock or Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or Class B Common Stock to such number of shares as shall be sufficient for such purpose.

(l)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than thirty (30) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than thirty (30) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price for the affected series then in effect, and (ii) the number of shares of Class A Common Stock or Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the applicable series of Preferred Stock.

(m)    Conversion of Class B Common Stock into Class A Common Stock.

(i)    Voluntary Conversion. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Class A Common Stock. Before any holder of Class B Common Stock shall be entitled to voluntarily convert the same into shares of Class A Common Stock, the holder shall surrender the certificate or certificates therefor (if such shares are certificated), duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates for shares of Class A Common Stock are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry form if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, if such shares are uncertificated, register such shares in book entry form, or, in the case of certificated shares, issue and deliver at such office to such holder of Class B Common Stock, a certificate or certificates for the number of shares of Class A Common Stock to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Subsection 3(m)(i), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Class A Common Stock upon conversion of the Class B Common Stock shall not be deemed to have converted such Class B Common Stock until immediately prior to the closing of such sale of securities. Each share of Class B Common Stock that is converted pursuant to this Subsection 3(m)(i) shall be retired by the Corporation and shall not be available for reissuance.

(ii)    Mandatory Conversion.

(1)    Upon the occurrence of a Transfer, other than a Permitted Transfer, of a share of Class B Common Stock, such share shall automatically, without further action, be converted into one (1) fully paid and nonassessable share of Class A Common Stock.

(2)    Upon the death of a holder of Class B Common Stock, who is a natural person (other than Founder), each share of Class B Common Stock held by such holder or by such holder’s Permitted Transferees shall automatically, without further action, be converted into one (1) fully paid and nonassessable share of Class A Common Stock.

(iii)    Automatic Conversion of all Outstanding Class B Common Stock. Each share of Class B Common Stock shall automatically, without further action, be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the earliest of:

(1)    the date that is six months following the death or Incapacity of the Founder;

(2)    the date that Founder is no longer providing services to the Corporation as an officer, employee, director or consultant or his employment with the Corporation is terminated for Cause;

(3)    the date specified by (i) the holders of a majority of the then outstanding shares of Preferred Stock, voting together on an as-converted basis, and (ii) the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class; and

(4)    the date that is the fifteen (15) year anniversary of the closing of the Corporation’s first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (or a registration statement under similar securities laws of any foreign jurisdiction, to the extent applicable) in connection with an offering of securities on the New York Stock Exchange, NASDAQ Global Market, or other nationally or internationally-recognized securities exchange as approved by the Board.

Each outstanding stock certificate or uncertificated share registered in book-entry form, as applicable, that, immediately prior to such automatic conversion pursuant to Subsections 3(m)(ii)-(iii) represented one or more shares of Class B Common Stock subject to such automatic conversion shall, upon and after such automatic conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of each such holder of certificated shares subject to such automatic conversion, upon receipt of such holder’s outstanding certificate, issue and deliver to such holder new certificates representing such holder’s shares of Class A Common Stock. If the conversion is in connection with the automatic conversion provisions of these Subsections, such conversion shall be deemed to have been made on the date of the occurrence of events or actions pursuant to Subsections 3(m)(ii)-(iii) above that results in such conversion, and the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to Subsections 3(m)(ii)-(iii) shall be retired by the Corporation and shall not be available for reissuance. In the event that all of the Corporation’s outstanding shares of Class B Common Stock are converted pursuant to Subsection 3(m)(iii), no shares of Class B Common Stock shall be issued by the Corporation thereafter.

(iv)    The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Sixth Amended and Restated Certificate, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated by this Sixth Amended and Restated Certificate of Incorporation, including without limitation the issuance of stock certificates in connection with any such conversion, as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

5.    Voting.

(a)    Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Class A Common Stock and Class B Common Stock shall vote together and not as separate classes.

(b)    No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)    Preferred Stock. Each holder of a share of Preferred Stock shall be entitled to cast a number of votes equal to the votes entitled to be cast by the number of whole shares of Class B Common Stock into which the shares of Preferred Stock are convertible as of the record date (e.g., as of the Effective Time, a holder of two (2) shares of Series D Preferred Stock as of the Effective Time would have the right to an aggregate of twenty (20) votes for the two (2) shares of Series D Preferred Stock held by such holder). The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Class B Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d)    Election of Directors.

(i)    So long as at least 33,535,616 shares (as adjusted for any applicable Recapitalizations) of the Series A Preferred Stock remain outstanding, the holders of a majority of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A Director”).

(ii)    So long as at least 9,945,444 shares (as adjusted for any applicable Recapitalizations) of the Series B Preferred Stock remain outstanding, the holders of a majority of the Series

B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”).

(iii)    So long as at least 13,760,000 shares (as adjusted for any applicable Recapitalizations) of the Series C Preferred Stock remain outstanding, the holders of a majority of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C Director”).

(iv)    So long as at least 10,702,256 shares (as adjusted for any applicable Recapitalizations) of the Series D Preferred Stock remain outstanding, the holders of a majority of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series D Director” and together with the Series A Director, Series B Director, and Series C Director, the “Preferred Directors”). The Series B Director, the Series C Director and the Series D Director are collectively referred to herein as the “Series B, C, D Directors”.

(v)    The holders of Class B Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(vi)    All other members of the Board shall be elected by the holders of Preferred Stock and Class B Common Stock, voting together on an as-converted basis.

(vii)    Quorum; Required Vote.

(1)    Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the (a) Series A Preferred Stock, (b) Series B Preferred Stock, (c) Series C Preferred Stock, (d) Series D Preferred Stock, (e) Class B Common Stock, or (f) the Class B Common Stock and Preferred Stock (voting together as a single class and on an as-converted to basis), respectively, shall constitute a quorum of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Class B Common Stock, or the Class B Common Stock and Preferred Stock, voting together, as the case may be, for the election of directors to be elected solely by the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Class B Common Stock, or Class B Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis, respectively.

(2)    Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of the specified series, class or classes of stock given the right to elect such director or directors pursuant to Sections 5(d)(i)-(vi) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (a) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (b) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock (calculated on an as converted basis).

(viii)    Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to Section 5(d), then a successor to hold office for the unexpired term of such director may be elected by the required vote of holders of the shares of such Specified Stock specified in Section 5(d)(vii)(2) above that are entitled to elect such director under Section 5(d), or as otherwise permitted by applicable law.

(ix)    Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to Section 5(d), or as otherwise provided in Section 5(d)(vi), may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote to elect such director under Section 5(d)(vii)(2), given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, or as otherwise permitted by applicable law, and any vacancy created by such removal may be filled only in the manner provided in Section 5(d)(vii)(2).

(x)    Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 5(d), shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

(e)    Adjustment in Authorized Class A Common Stock and Class B Common Stock. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock and Class B Common Stock then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) an affirmative vote of the holders of a majority of the stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(f)    Future Issuances of Class B Common Stock. Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding at the Effective Time or the conversion of Preferred Stock into Class B Common Stock, the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

(g)    Equal Treatment in a Liquidation Event or any Merger Transaction. In connection with any Liquidation Event, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity, which is not a Liquidation Event, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

(h)    Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.

(i)    Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

6.    Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

7.    Amendments and Changes.

(a)    As long as at least 63,800,000 shares of the Preferred Stock remain outstanding (as adjusted for any applicable Recapitalizations), the Corporation shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding Preferred Stock (voting together on an as-converted basis):

(i)    amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(ii)    increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof;

(iii)    authorize or create (by reclassification, merger or otherwise) any class or series of equity security (including any security convertible into or exercisable for any such equity security) having rights, preferences or privileges with respect to dividends, conversion, redemption or payments upon liquidation senior to any series of Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

(iv)    increase or decrease the authorized number of directors from nine (9);

(v)    effect any liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d) unless the aggregate proceeds from such transaction to be distributed to all stockholders is equal to at least $1,000,000,000;

(vi)    effect an initial public offering of shares of the Corporation’s capital stock pursuant to a registration statement under the Securities Act (or comparable securities laws of other foreign jurisdictions) that is not a Qualified IPO;

(vii)    enter into (or permit any of its subsidiaries to enter into) any agreement with Eric Yuan unless it is otherwise approved by a majority of the Preferred Directors;

(viii)    authorize, declare, make or pay any Distribution;

(ix)    increase the number of shares of Class A Common Stock, Class B Common Stock or other securities authorized for issuance to employees, consultants or directors pursuant to the Corporation’s equity incentive plan, or create any new equity incentive plan;

(x)    change the fundamental nature of the Corporation’s business;

(xi)    create, or hold capital stock in, any entity that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation; or

(xii)    amend, change or repeal this Section 7(a).

Sub-paragraph (i) to (xii) listed above shall apply with respect to actions of any subsidiaries of the Corporation.

(b)    As long 9,945,444 shares of the Series B Preferred Stock remain outstanding (as adjusted for any applicable Recapitalizations), the Corporation shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding Series B Preferred Stock, voting as a separate class:

(i)    amend, alter or repeal any provision of the Sixth Amended and Restated Certificate of Incorporation or bylaws of the Corporation (including pursuant to a merger) if such action would alter or change the powers, preferences, or special rights of the Series B Preferred Stock so as to affect them adversely if shares of other series of Preferred Stock are not so affected in a similar or comparable manner (even if such similar or comparable adverse effect is not identical from series to series due to, by way of example, proportional differences in Conversion Prices and Liquidation Preferences); provided, that, for clarity, the amendment or restatement of the Certificate of Incorporation to authorize new or additional shares of Preferred Stock (including shares of a new series of Preferred Stock that are senior to or pari passu with the Series B Preferred Stock) shall not be deemed to be an action which would alter or change the powers, preferences, or special rights of the Series B Preferred Stock so as to affect them adversely;

(ii)    increase or decrease the authorized number of shares of Series B Preferred Stock (other than decreases effected by virtue of the conversion into Class B Common Stock or repurchase of such shares of Series B Preferred Stock); or

(iii)    amend, change or repeal this Section 7(b).

Sub-paragraph (i) to (iii) listed above shall apply with respect to actions of any subsidiaries of the Corporation.

(c)    As long at least 6,880,000 shares of the Series C Preferred Stock remain outstanding (as adjusted for any applicable Recapitalizations), the Corporation shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding Series C Preferred Stock, voting as a separate class:

(i)    amend, alter or repeal any provision of the Sixth Amended and Restated Certificate of Incorporation or bylaws of the Corporation (including pursuant to a merger) if such action would alter or change the powers, preferences, or special rights of the Series C Preferred Stock so as to affect them adversely if shares of other series of Preferred Stock are not so affected in a similar or comparable manner (even if such similar or comparable adverse effect is not identical from series to series due to, by way of example, proportional differences in Conversion Prices and Liquidation Preferences); provided, that, for clarity, the amendment or restatement of the Certificate of Incorporation to authorize new or additional shares of Preferred Stock (including shares of a new series of Preferred Stock that are senior to or pari passu with the Series C Preferred Stock) shall not alone be deemed to be an action which would alter or change the powers, preferences, or special rights of the Series C Preferred Stock so as to affect them adversely;

(ii)    increase or decrease the authorized number of shares of Series C Preferred Stock (other than decreases effected by virtue of the conversion into Class B Common Stock or repurchase of such shares of Series C Preferred Stock that is approved by the Board, including the approval of the Series C Director); or

(iii)    amend, change or repeal this Section 7(c).

Sub-paragraphs (i) to (iii) listed above shall apply with respect to actions of any subsidiaries of the Corporation.

(d)    As long at least 5,351,128 shares of the Series D Preferred Stock remain outstanding (as adjusted for any applicable Recapitalizations), the Corporation shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding Series D Preferred Stock, voting as a separate class:

(i)    amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation (including pursuant to a merger) if such action would alter or change the powers, preferences, or special rights of the Series D Preferred Stock so as to affect them adversely if shares of other series of Preferred Stock are not so affected in a similar or comparable manner (even if such similar or comparable adverse effect is not identical from series to series due to, by way of example, proportional differences in Conversion Prices and Liquidation Preferences); provided, that, for clarity, the amendment or restatement of the Certificate of Incorporation to authorize new or additional shares of Preferred Stock (including shares of a new series of Preferred Stock that are senior to or pari passu with the Series D Preferred Stock) shall not alone be deemed to be an action which would alter or change the powers, preferences, or special rights of the Series D Preferred Stock so as to affect them adversely;

(ii)    increase or decrease the authorized number of shares of Series D Preferred Stock (other than decreases effected by virtue of the conversion into Class B Common Stock or repurchase of such shares of Series D Preferred Stock that is approved by the Board, including the approval of the Series D Director); or

(iii)    amend, change or repeal this Section 7(d).

Sub-paragraphs (i) to (iii) listed above shall apply with respect to actions of any subsidiaries of the Corporation.

8.    Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

9.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, subject to the provisions included herein, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2.    The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Corporation’s Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.